Exhibit 2


                            ASSET PURCHASE AGREEMENT


                                      AMONG


                             Megas Beauty Care, Inc.


                                       AND


                           American White Cross, Inc.


                                       AND


                         ACME/Chaston Puerto Rico, Inc.


                           Dated as of March 20, 1997




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                                TABLE OF CONTENTS


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                                    ARTICLE I

              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

1.1.   Acquired Assets....................................................    9
1.2.   Assignment of Contracts, Licenses and Leases.......................   10
1.3.   Excluded Assets....................................................   11
1.4.   Assumed Obligations................................................   12
1.5.   No Other Liabilities Assumed.......................................   12

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

2.1.   Payment of Purchase Price..........................................   13
2.2.   Physical Count and Valuation.......................................   13
2.3.   Allocation of Purchase Price.......................................   14
2.4.   Prorations.........................................................   14

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1.   Due Incorporation, etc.............................................   14
3.2.   Due Authorization..................................................   15
3.3.   Permits; Compliance with Law; Consent..............................   15
3.4.   Financial Statements and Condition.................................   15
3.5.   No Adverse Change..................................................   16
3.6.   Title to and Condition of Properties...............................   16
3.7.   Intellectual Property..............................................   17
3.8.   Customer List......................................................   17
3.9.   Suppliers..........................................................   18
3.10.  Contracts..........................................................   18
3.11.  Employee Benefit Plans.............................................   18
3.12.  No Defaults or Violations..........................................   18
3.13.  Certain Environmental Matters......................................   19

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3.14.  Litigation.........................................................   20
3.15.  Taxes..............................................................   20
3.16.  Condition of Assets................................................   21
3.17.  Brokers............................................................   21
3.18.  Insurance Policies.................................................   21
3.19.  Assets Sufficient for Conduct of Business..........................   22
3.20.  Products Liability.................................................   22
3.21.  Labor Disputes; Compliance.........................................   22
3.22.  Backlog............................................................   23
3.23.  Employees; Officers................................................   23
3.24.  WARN Act...........................................................   23
3.25.  Labor Matters......................................................   23
3.26.  Accuracy of Statements.............................................   23

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1.   Due Incorporation, etc.............................................   24
4.2.   Corporate Authority................................................   24
4.3.   Consents...........................................................   24
4.4.   Financing..........................................................   25
4.5.   Brokers............................................................   25

                                    ARTICLE V

                              COVENANTS OF SELLERS

5.1.   Implementing Agreement.............................................   25
5.2.   Access to Information..............................................   25
5.3.   Preservation of Business...........................................   25
5.4.   Ordinary Course....................................................   25
5.5.   Books and Records..................................................   26
5.6.   Compensation.......................................................   26
5.7.   Consents and Approvals.............................................   26
5.8.   Preservation of Acquired Assets....................................   26
5.9.   Maintenance of Insurance...........................................   26
5.10.  No Default.........................................................   26
5.11.  Compliance with Laws...............................................   27
5.12.  No Modifications...................................................   27
5.13.  Bankruptcy Actions.................................................   27

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5.14.  Approval of Certain Contracts......................................   27
5.15.  Intentionally Omitted..............................................   28
5.16.  Noncompetition and Confidentiality.................................   28
5.17.  Referral of Business Opportunities.................................   30
5.18.  Public Announcements...............................................   30
5.19.  Interim Financial Information and 1996 AWC Financial Statements....   30
5.20.  No Solicitation or Negotiation.....................................   30
5.21.  Insurance..........................................................   31
5.22.  Notice of Developments.............................................   31
5.23.  Break-up Fee.......................................................   31
5.24.  Compliance with WARN Act...........................................   31
5.25.  Supply Agreement...................................................   31
5.26.  Barceloneta Landfill Responses.....................................   31
5.27.  Pitchford Agreement................................................   32

                                   ARTICLE VI

                          COVENANTS OF PURCHASER.....32

6.1.   Implementing Agreement.............................................   32
6.2.   Consents and Approvals.............................................   32
6.3.   Access to Information..............................................   32
6.4.   Assumed Obligations................................................   33

                                   ARTICLE VII

                             RIGHT OF FIRST REFUSAL

7.1.   Overbid Procedures and Right of First Refusal......................   33
7.2.   Survival...........................................................   35

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

8.1.   Warranties True as of Both Present Date and Closing Date...........   35
8.2.   Compliance with Agreements and Covenants...........................   35
8.3.   Bankruptcy Conditions..............................................   35
8.4.   Opinion of Counsel.................................................   36
8.5.   No Material Adverse Change.........................................   36

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8.6.   Business and Legal Review..........................................   36
8.7.   Financial Condition................................................   36
8.8.   Actions or Proceedings.............................................   36
8.9.   Other Agreements...................................................   37
8.10.  Physical Count and Valuation.......................................   37
8.11.  Other Documents....................................................   37
8.12.  Equipment and Vehicles Title.......................................   37
8.13.  Bankruptcy Orders..................................................   37
8.14.  Consents and Approvals; Permits....................................   37
8.15.  Papersticks Assets.................................................   38
8.16.  Wal-Mart...........................................................   38
8.17.  Employment Agreements..............................................   38
8.18.  Outstanding Environmental Issues...................................   38
8.19.  Insurance Endorsement..............................................   38

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

9.1.   Warranties True as of Both Present Date and Closing Date...........   38
9.2.   Compliance with Agreements and Covenants; Certificate..............   39
9.3.   Actions or Proceedings.............................................   39
9.4.   Bankruptcy Conditions..............................................   39
9.5.   Opinion of Counsel.................................................   39
9.6.   Other Documents....................................................   39

                                    ARTICLE X

                                     CLOSING

10.1.  Closing............................................................   39
10.2.  Deliveries by Sellers..............................................   40
10.3.  Deliveries by Purchaser............................................   40

                                   ARTICLE XI

                                   TERMINATION

11.1.  Termination........................................................   40
11.2.  Break-up Fee.......................................................   41
11.3.  Effect of Termination..............................................   42

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                                   ARTICLE XII

                      SURVIVAL AND REMEDY; INDEMNIFICATION

12.1.  Survival...........................................................   42
12.2.  Indemnification by Sellers.........................................   43
12.3.  Indemnification by Purchaser.......................................   44
12.4.  Indemnity Limits...................................................   44
12.5.  Third-Party Claims.................................................   45
12.6.  Determination of Indemnification Amount............................   46

                                  ARTICLE XIII

                               LICENSE AGREEMENTS

13.1.  AWC Mark...........................................................   47
13.2.  Chaston Mark.......................................................   47

                                   ARTICLE XIV

                                MISCELLANEOUS 48

14.1.  Expenses...........................................................   48
14.2.  Amendment; Supplemental Disclosure.................................   48
14.3.  Notices............................................................   48
14.4.  Effect of Investigations...........................................   50
14.5.  Waivers............................................................   50
14.6.  Counterparts.......................................................   50
14.7.  Headings...........................................................   50
14.8.  APPLICABLE LAW.....................................................   50
14.9.  Binding Nature; Assignment.........................................   50
14.10. No Third Party Beneficiaries.......................................   51
14.11. Tax Matters........................................................   51
14.12. Other Instruments..................................................   51
14.13. Construction.......................................................   51
14.14. Entire Understanding...............................................   52

EXHIBITS


EXHIBIT A Form of Escrow Agreement EXHIBIT B Form of Supply Agreement EXHIBIT
5.13 Form of Sale Procedures Order EXHIBIT 7.1(a) Form of 363 Order and 365 Order EXHIBIT 8.4 Form of Opinion of Counsel to Sellers
EXHIBIT 9.5             Form of Opinion of Counsel to Purchaser


                                    SCHEDULES


1.1(d)         Intellectual Property
1.1(h)         Claims, Deposits, Leasehold Improvement, Prepaids, etc.
1.2(b)         Open Purchase Orders and Contrects (at signing and closing)
1.2(c)         Open Customer Orders and Customer Agreements (at signing and closing)
1.3(a)         Excluded Fixed Assets
1.3(b)         Excluded Inventory
2.3            Allocation of Purchase Price
3.3            Permits and Required Consents
3.4(a)         AWC Financial Statements
3.4(b)         Business Financial Statements
3.5            Adverse Changes to Business
3.7(b)         AWC Mark
3.8            Customer List and Lost Customers
3.9            Suppliers
3.10           Material Contracts
3.11           Benefit Plans
3.12           No Defaults or Violations
3.13           Environmental Breaches
3.14           Litigation
3.15           Taxes
3.16           Condition of Assets
3.18           Insurance Policies
3.20           Product Liability Claims
3.21           Labor Disputes; Compliance
3.22           Backlog
3.23           Employees; Officers

5.6            Changes in Compensation
8.18           Environmental Matters
14.1           Transfer Fees and Taxes


                                   APPENDICES


Appendix A           Equipment and Vehicles Appraised Value
Appendix B           Exceptions to Slow Moving Inventory

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is dated as of March 20, 1997, by and among Megas Beauty Care, Inc., a corporation organized under the laws of Delaware ("Purchaser"), and American White Cross, Inc., a corporation organized under the laws of the State of Delaware ("AWC"), and AWC's wholly owned subsidiary, ACME/Chaston Puerto Rico, Inc., a corporation organized under the laws of the State of Delaware ("Acme" and, together with AWC, the "Sellers"). In consideration of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

                               CERTAIN DEFINITIONS

     Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

     "Acquired Assets" is defined in Section 1.1.

     "Acquisition Proposal" means a proposal to acquire all or substantially all of the assets of the Business involving any Third Party and Sellers.

     "Affiliate Obligations" means Sellers' debt and other obligations and liabilities to affiliates and stockholders of Sellers, and includes all interest, fees, costs and similar amounts payable by Sellers in respect thereof.

     "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Alternative Transaction" means an Acquisition Proposal made by a Third Party, or a plan of reorganization of Sellers not involving Purchaser which the Bankruptcy Court approves, endorses or accepts instead of the transactions contemplated by this Agreement.

     "Assumed Obligations" is defined in Section 1.4.

     "AWC Financial Statements" means the consolidated financial statements of AWC as of and for the year ended December 31, 1995, the eleven month period ended November 30, 1996 and the 1996 AWC Financial Statements (which will be delivered to Purchaser when available in accordance with this Agreement), consisting of the balance sheet at such date and the related statements of operations and cash flows for the periods then ended, audited (in the case of the financial statements for the year ended December 31,

1995 and the 1996 AWC Financial Statements) by Arthur Andersen LLP, certified public accountants, copies of which are attached hereto as Schedule 3.4 (a).

     "AWC Mark" means the name "American White Cross" and all of its derivatives.

     "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. sections 101 et seq.

     "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

     "Break-up Fee" means the sum of (i) a $450,000 break-up fee and (ii) an amount equal to the reimbursement of Purchaser's actual expenses incurred in connection with the transactions contemplated by this Agreement, which amount shall be based upon reasonably detailed documentation and shall not exceed $150,000.

     "Bulk Sales Laws" means the Uniform Commercial Code Bulk Transfer provisions of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Sellers hereunder.

     "Business" means the business conducted utilizing those operating assets and operations of Sellers for the manufacture, sale and distribution of pharmaceutical coil, vitamin coil, barber and beauty coil, consumer cotton swabs, consumer cotton balls and puffs, consumer cotton rounds and squares, sterile cotton balls, hospital balls, cotton rolls and jeweler's fiber and all cotton products manufactured for sale to Johnson & Johnson Consumer Products, Inc.

     "Business Financial Statements" means the internal, unaudited statements for the Business reflecting sales and direct material costs on a product line basis and direct costs of labor and direct manufacturing overhead costs for the year ended December 31, 1996 and for the periods set forth in each of the Interim Business Financial Statements (which will be delivered to Purchaser when available in accordance with this Agreement), copies of which are attached as
Schedule 3.4(b).

     "Cash" means all cash, certificates of deposit, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

     "Chapter 11 Cases" means the pending cases commenced by Sellers under chapter 11 of the Bankruptcy Code.

     "Chaston Mark" means the name "Chaston" and all of its derivatives.

     "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

     "Closing" means the consummation of the transactions contemplated herein in accordance with Article X hereof.

     "Closing Date" means the date on which the Closing occurs or is to occur.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Competitive Business" is defined in Section 5.16.

     "Confidential Information" is defined in Section 5.16.

     "Contaminant" means any substance regulated under any Environmental Law, or any substance defined as or included in the statutory or regulatory definitions of pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or "toxic substances" under any Environmental Law.

     "Contract" means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

     "Customer Orders" is defined in Section 1.2(c).

     "Disclosure Schedule" means the disclosure schedules hereto.

     "Dollars" or "$" means dollars of the United States of America.

     "Environmental Law" means any Regulation which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

     "Environmental Liabilities and Costs" means all Losses from any Claim, by any Person, whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under any Remedial Action, Environmental Law, Environmental Permit, Environmental Lien, Order or agreement with any Authority, arising from environmental, health or safety conditions, or the Release of a Contaminant into the environment.

     "Environmental Lien" means any Lien in favor of any authority for Environmental Liabilities and Costs.

     "Environmental Permit" means any of the Permits required by or pursuant to any applicable Environmental Law.

     "Equipment and Vehicles" is defined in Section 1.1(a) hereof.

     "Equipment Adjustment Value" is defined in Section 2.1.

     "Equipment and Vehicles Appraised Value" means the appraised value of the Equipment and Vehicles set forth on Appendix A hereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" means the Escrow Agreement, to be dated the Closing Date, among Purchaser, Sellers and the escrow agent named therein (the "Escrow Agent"), in substantially the form attached hereto as Exhibit A together with such changes reasonably requested by the Escrow Agent consistent with the terms of this Agreement.

     "Excluded Assets" is defined in Section 1.3 hereof.

     "Financial Statements" means the AWC Financial Statements and the Business Financial Statements.

     "GAAP" means the U.S. generally accepted accounting principles at the time in effect, consistently applied.

     "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (b) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any Indebtedness, and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness.

     "Intellectual Property" is defined in Section 1.1(d).

     "Interim Business Financial Statements" means the internal, unaudited statements of the Business reflecting sales and direct material costs on a product line basis and direct costs of labor and direct manufacturing overhead costs for each calendar month in 1997 (which will be delivered to Purchaser when available in accordance with this Agreement), copies of which will be attached as Schedule 3.4(b).

     "Inventory" is defined in Section 1.1(b).

     "Inventory Adjustment Value" is defined in Section 2.1.

     "Inventory Book Value" means all Inventory which has been appropriately valued on the basis of the lower of historical cost or market standards consistent with GAAP and determined in accordance with such procedures and assumptions to the reasonable satisfaction of Purchaser and Sellers. Notwithstanding anything in this Agreement to the contrary, the term "Inventory", for purposes of determining the Inventory Book Value only, shall exclude all such items which are Slow Moving Inventory.

     "Lease" means the Lease Agreement relating to Acme's facility in Canovanas, Puerto Rico, dated December 16, 1988, between The Puerto Rico Industrial Development Company and Acme, as amended to date and including all supplements, amendments and other documents related thereto.

     "Lease Assignment Documents" means all contracts, agreements and other documents required to be entered into in order to assign all of Acme's or any of its affiliate's rights and interests in the Lease to Purchaser, together with all estoppel letters and non-disturbance agreements that relate to the Lease which Purchaser may request.

     "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

     "Losses" mean all liabilities of every kind, losses, costs, claims, judgments, awards, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.

     "Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

     "Material Adverse Effect" means any circumstances, developments, occurrences, state of facts or matters which have, or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results or plans of the Business or, to the best knowledge of Sellers after due inquiry, the prospects of the Business or the ability of Seller to perform the Supply Agreement.

     "1996 AWC Financial Statements" means the consolidated financial statements of AWC as of and for the year ended December 31, 1996 (which will be delivered to Purchaser when available in accordance with this Agreement).

     "Occurrence" is defined in Section 3.20.

     "Order" means any decree, order, injunction, rule, judgment, consent of or by an authority.

     "Overbid Auction" is defined in Section 7.1.

     "Permits" means any licenses, permits, registrations, variances, interim permits, permit applications, certificates, approvals or other authorizations under any Regulation applicable to the Business.

     "Person" means any corporation, partnership, joint venture, organization, entity, authority or natural person.

     "Plant Closing Costs and Liabilities" means all Losses from any Claim, by any Person, whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under WARN or any state or local plant closing law, arising from the discharge of all of Sellers' employees and relocation of the Business.

     "Purchase Price" is defined in Section 2.1.

     "Recalls" is defined in Section 3.20.

     "Regulation" means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any authority, and the certificate of incorporation and by-laws of Sellers.

     "Release" means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal or migration into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by Sellers, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

     "Remedial Action" means all actions required under any applicable Environmental Law to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) perform preremedial studies and investigations and post-remedial monitoring and care.

     "Sale Procedures Order" is defined in Section 5.13.

     "Section 5.16 Parties" means each of the Sellers, Mr. Howard Koenig and Mr. Scott Vertrees.

     "Sellers Purchase Orders" is defined in Section 1.2(b).

     "Slow Moving Inventory" means those items of Inventory which are either (a) of the s/k/u or item where usage during the twelve full months immediately preceding the Closing Date is equal to or less than 20% of the on hand quantity of such s/k/u or item as of the Closing Date, as determined in accordance with
Section 2.2 hereof, and for which customer purchase orders on hand at the Closing Date do not exceed 20% of the on hand quantity of such s/k/u or item, or
(b) Inventory which is otherwise unusable or non-salable, irrespective of clause
(a). Notwithstanding the foregoing, Slow Moving Inventory does not include new s/k/u or items introduced to active accounts within nine months prior to the date hereof and set forth on Appendix B.

     "Supply Agreement" means the Manufacturing and Supply Agreement, to be dated the Closing Date, between Purchaser and AWC in the form attached hereto as Exhibit B.

     "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

     "Third Party" means any Person other than Sellers, Purchaser or any of their respective affiliates.

     "363 Hearing" is defined in Section 7.1.

     "363 Order" means an order of the Bankruptcy Court, substantially in the form set forth on Exhibit 7.1(a) hereto.

     "365 Order" means an order of the Bankruptcy Court, substantially in the form set forth on Exhibit 7.1(a) hereto.

     "Topping Offer" is defined in Section 7.1.

     "Unassumed Liabilities" is defined in Section 1.5.

     "WARN" means the Worker Adjustment and Retraining Notification Act, as amended.

     "Waste or Contamination Site" means any site or location, wherever located (including, but not limited to, any well, pit, pond, lagoon, impoundment, ditch, trench, drain, landfill, warehouse or waste storage container), where pollutants, Contaminants or hazardous or toxic wastes, substances or materials used at or generated by the Business or Sellers shall have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.

                                    ARTICLE I
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES


     1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, including without limitation Section 1.3, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the following assets owned by Sellers (wherever located) related to, or used in conjunction with, the Business, and all of Sellers' right, title and interest therein and thereto, but not including those assets specifically excluded in Section 1.3 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Acquired Assets"):

     (a) Except as set forth on Schedule 1.3(a), all of the machinery, equipment, installations, lift trucks, vehicles, patterns, dies, tools, maintenance equipment and production machinery and equipment of every kind and description which relate in any manner to the Business (collectively, the "Equipment and Vehicles";

     (b) Except as set forth on Schedule 1.3(b), all of the inventories existing on the Closing Date and used in connection with the Business, including all raw materials, packaging materials (including all such packaging material that contain the name "American White Cross" and any of its derivatives), work in process and finished goods inventories, wherever located, whether Slow Moving Inventory or not, and which relate in any manner to the Business (collectively, the "Inventory");

     (c) All spare parts and manufacturing and operating supplies, wherever located, which relate in any manner to the Business;

     (d) All (i) patents, patent applications, licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), inventions and designs set forth on Schedule 1.1 (d), (ii) the name "American White Cross" and any of its derivatives as currently in use on products related to the Business for the later of (x) two years from the date hereof and (y) the date when all packaging material that contain the name "American White Cross" and any of its derivatives acquired pursuant to Section 1.1(b) hereof is depleted in full and (iii) goodwill, trade secrets, processes, know-how and formulae which relate in any manner to the Business (collectively, the "Intellectual Property");

     (e) Any Claims, deposits, leasehold improvements, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set-off, and rights of recoupment which relate to the Business and are set forth on Schedule 1.1(h); and

     (f) Copies of all production records, product files, technical information, designs, drawings, confidential information, price lists, marketing plans and strategies, sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, historical and financial records and files, and other proprietary information relating to the Business;

     (g) Any and all other assets and rights that are not of the type or character referenced in Section 1.1(a) - (f) and which relate to, or are necessary for the continuation after the Closing Date of, the Business in at least the same manner and magnitude as of the date hereof.

     1.2. Assignment of Contracts, Licenses and Leases. Subject to the terms and conditions set forth in this Agreement, Sellers will assign and transfer to Purchaser, effective as of the Closing Date, all of Sellers' right, title and interest in and to, and Purchaser will take assignment of, the following rights and interests that are exclusively used in connection with, or relate exclusively to, the Business (and all of the following shall be deemed included in the term "Acquired Assets" as used herein):

     (a) The Lease;

     (b) All of the unfilled purchase orders, and executory contracts and agreements for the purchase of goods, materials and services and such other contracts (i) at the date of this Agreement and set forth in Schedule 1.2(b) or
(ii) entered into after the date of this Agreement and prior to the Closing Date
(x) that are on commercially reasonable terms and consistent with past practices and are individually (and not in the aggregate) for a consideration of less than $30,000 and (y) that are on commercially reasonable terms, consistent with past practices and on conditions reasonably satisfactory to Purchaser and are individually (and not in the aggregate) for a consideration of greater than $30,000, in each case, and subject to the foregoing, as set forth on Schedule 1.2(b) as supplemented in accordance with this Agreement prior to the Closing (collectively, the "Sellers Purchase Orders");

     (c) All of the unfilled purchase orders, and executory contracts and agreements for the sale of goods and services and such other purchase orders, sales contracts and agreements with customers (i) at the date of this Agreement and set forth in Schedule 1.2(c) or (ii) entered into after the date of this Agreement and prior to the Closing Date (x) that are on commercially reasonable terms and consistent with past practices and are individually (and not in the aggregate) for a consideration of less than $30,000 and (y) that are on commercially reasonable terms, consistent with past practices and on conditions reasonably satisfactory to Purchaser and are individually (and not in the aggregate) for a consideration of greater than $30,000, in each case, and subject to the foregoing, as set forth on Schedule 1.2(c) as supplemented in accordance with this Agreement prior to the Closing (collectively, the "Customer Orders"); and

     All Permits relating to the Business.

     1.3. Excluded Assets. The following assets of Sellers, as well as any other assets not defined as Acquired Assets, shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):

     (a) Those items of machinery, equipment, installations, lift trucks, vehicles, patterns, dies, tools, spare parts, maintenance equipment and production machinery and equipment set forth on Schedule 1.3(a);

     (b) Those items of raw materials, packaging materials, work in process and finished goods inventories, spare parts, manufacturing operating supplies set forth on Schedule 1.3(b);

     (c) Any of the rights of Sellers under this Agreement (or under any other agreement between either of the Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement);

     (d) All accounts receivable of the Sellers, whether or not relating to the Business, and all rights relating thereto;

     (e) All assets and rights of the Sellers not relating to the Business;

     (f) Tax refunds or offsets, including actual or deemed interest thereon, and any Tax returns, Tax books and Tax records, whether or not relating to the Business; and

     (g) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Sellers as corporations.

     1.4. Assumed Obligations. At the Closing, except as provided in Section 1.5, Purchaser shall only assume, and agree to pay, perform, fulfill and discharge only those Obligations which are required to be performed, and which accrue, after the Closing Date under the following Contracts: (A) Sellers Purchase Orders; (B) the Customer Orders; and (C) the Lease (collectively, the "Assumed Obligations"); except in each case where (i) such obligations are not disclosed in accordance with the Agreement or exist or are entered into or accepted in contravention of this Agreement, (ii) such obligations arise due to any breach of warranty, tort, infringement, or violation of a Regulation or any Claim, in each case, arising prior to the Closing Date, (iii) such obligations arise due to any breach of Contract prior to the Closing Date or violation of any Regulation prior to the Closing Date or (iv) the consent of any third party is required for the assignment of such Contract and such consent has not been obtained.

     1.5. No Other Liabilities Assumed. Sellers acknowledge and agree that pursuant to the terms and provisions of this Agreement and under any Contract, Purchaser will not assume any Obligation of Sellers, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Sellers or any of its affiliates whatsoever other than as specifically set forth in Section 1.4, including, but not limited to (i) any Environmental Costs and Liabilities for any act, omission, condition, event or circumstance to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Costs and Liabilities relating in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants at the Barceloneta Landfill located in Barceloneta, Puerto Rico, (ii) any of Sellers' liabilities in respect of Taxes, (iii) to the extent that under the applicable law of any authority any Tax or fee is payable exclusively by Sellers, any Taxes or any fees arising in connection with the consummation of the transactions contemplated hereby, including any Tax or liability of any stockholder of Sellers or their affiliates and any of Sellers' fees or expenses incurred in connection with the transfer of the Acquired Assets (other than as expressly provided in this Agreement), (iv) any brokers' or finders' fees, or other liability of Sellers for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, (v) any liability or obligation of Sellers under this Agreement (or under any other agreement between Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (vi) any Indebtedness, (vii) any liability related to retiree medical and other benefits and obligations, except in such instances where Purchaser has expressly assumed in writing such obligations after the Closing Date, (viii) any obligations or liabilities, including severance, pension plan benefits and compensation, for Sellers' employees, except in such instances where Purchaser has expressly assumed in writing such obligations after the Closing Date, (ix) any obligation or liability arising as a result of or whose exis-tence is a breach of Sellers' representations, warranties, agreements or covenants, (x) any Excluded Assets, (xi) Affiliate Obligations, (xii) any Loss relating to any defective product manufactured by Sellers prior to the Closing Date, (xiii) any Plant Closing Cost or Liability and (xiv) rebates, allowances, deductions and/or price discrepancies relating in any manner to products sold in pursuit of the Business prior to the Closing Date (collectively, "Unassumed Liabilities"). Disclosure of any obligation or liability on any schedule to this Agreement shall not create an Assumed Obligation or other liability of the Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Section
1.4 hereof.


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT


     2.1. Payment of Purchase Price. On the Closing Date, Purchaser shall pay to Seller $10,000,000: (a) (i) minus, on a dollar-for-dollar basis, the amount that the Inventory Book Value determined in accordance with Section 2.2 hereof is less than $4,800,000 on the Closing Date or (ii) plus, on a dollar-for-dollar basis, the amount that the Inventory Book Value determined in accordance with
Section 2.2 hereof is more than $5,400,000 on the Closing Date (collectively, the "Inventory Adjustment Value") and (b) minus, on a dollar-for-dollar basis, the amount that the Equipment and Vehicles Appraised Value determined in accordance with Section 2.2 is less than $8,878,475 (the "Equipment Adjustment Value") on the Closing Date (collectively and as adjusted, the "Purchase Price"). Purchaser will pay the Purchase Price to Seller in cash payable by certified or official bank check or wire transfer in immediately available funds. Of the Purchase Price, AWC shall deposit with the Escrow Agent $1,500,000 pursuant to the terms and provisions of the Escrow Agreement.

     2.2. Physical Count and Valuation. On or promptly before the Closing Date, but in any event effective as of the Closing Date, Sellers and Purchaser and/or their representatives shall complete to Purchaser's reasonable satisfaction a complete and accurate physical count and inspection of the Acquired Assets and Purchaser and Sellers shall have mutually agreed on the amount of the Inventory Adjustment Value and the Equipment Adjustment Value, taking into account the results of such physical inspection and the presence or absence of Acquired Assets so that, for example, any absent Equipment and Vehicles are reflected in the Equipment Adjustment Value according to their corresponding Equipment and Vehicles Appraised Value.

     2.3. Allocation of Purchase Price. For tax reporting purposes only, the Purchase Price shall be allocated as described on Schedule 2.3 hereto to the satisfaction of Sellers and Purchaser. Sellers and Purchaser agree to file all income tax returns or reports, including, without limitation, IRS Form 8954, for their respective taxable years in which the Closing occurs and to reflect the allocation of the Purchase Price described on Schedule 2.3 hereto on any such return or report and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Taxes or in any judicial proceeding relating solely to tax reporting.

     2.4. Prorations. To the extent that any of the items listed below relating to the business and operation of the Business, the Acquired Assets and/or the Assumed Obligations are payable by Purchaser or the Sellers after the Closing Date but relate to periods prior to the Closing Date, Sellers and Purchaser, as the case may be, will be liable to the extent such items relate to any time period up to and including the Closing Date: (a) personal property, real estate, occupancy and water taxes, if any, on or with respect to the business and operation of the Business, the Acquired Assets and/or the Assumed Obligations;
(b) rents, taxes and other items payable by Sellers under any lease, contract or other Contract to be assigned to or assumed by Purchaser hereunder; (c) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; (d) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; (e) the rebate and promotional programs set forth on Schedule 1.2(c) hereto; and (f) all other items which are normally prorated in connection with similar transactions. Sellers and Purchaser agree to furnish each other with such documents and other records as each party reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.4.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


     Sellers represent and warrant to Purchaser as of the date of this Agreement and the Closing Date, as follows:

     3.1. Due Incorporation, etc. Each of AWC and Acme is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AWC and Acme is duly organized and in good standing as a foreign corporation authorized to do business in each juris-diction where the failure to be qualified would, in the aggregate, have a Material Adverse Effect.

     3.2. Due Authorization. (a) The Board of Directors of each of AWC and Acme has approved the entry by each of AWC and Acme into this Agreement and the Contracts and the transactions contemplated hereby and thereby. Sellers have full power and authority to enter into this Agreement and to carry out the Contracts and transactions contemplated herein, and this Agreement and such Contracts each have been duly and validly executed and delivered by AWC and Acme, to the extent a party thereto, and each constitutes the legal, valid and binding obligation of AWC and Acme, to the extent a party thereto, enforceable in accordance with its terms, subject to approval by the Bankruptcy Court.

     (b) The execution, delivery and performance by each of AWC and Acme of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws of Sellers, (ii) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any written Contract or result in the creation of any Lien upon any of its properties, or (iii) violate any law, which in the case of clause (ii) or
(iii) could have a Material Adverse Effect.

     3.3. Permits; Compliance with Law; Consent. Sellers hold all of the Permits listed on Schedule 3.3, and no other Permits are currently necessary in any way for the lawful operation by Sellers of the Business as currently conducted by Sellers, except for those the absence of which would not have a Material Adverse Effect on the Business. Sellers have complied with each, and are not in violation of any Regulation to which the Business, Acquired Assets or Assumed Obligations are subject, including export and import licensing and other laws. Except consents, approvals or authorizations of, or filings with, the Bankruptcy Court and those set forth on Schedule 3.3, no notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Sellers to consummate the transactions contemplated hereby.

     3.4. Financial Statements and Condition. (a) The AWC Financial Statements present fairly the financial position of AWC as of and for the periods set forth therein in conformity with GAAP and the past accounting practices of AWC, and the AWC Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of AWC as of the date thereof, to the extent required by GAAP.

     (b) The Business Financial Statements are based on the books and records of Sellers and fairly present the results of the Business.

     (c) Each item of Inventory that is not Slow Moving Inventory is merchantable and usable in the ordinary operations of the Business, none of such items is obsolete and non-salable. The Inventory (other than Slow Moving Inventory) is fairly reflected in the inventory accounts on the balance sheet included in the Financial Statements and are valued at the lower of cost or market and determined in accordance with GAAP (it being understood, however, that each item of inventory will be independently valued and that the age of inventory will not be the exclusive determinant of value).

     3.5. No Adverse Change. Except as listed on Schedule 3.5, since December 31, 1996 there has not been (i) any Material Adverse Change, (ii) any material loss or damage (whether or not covered by insurance) to any of the Acquired Assets, which materially affects or impairs the ability of Sellers to conduct the business of the Business, or any other event or condition of any character which has materially and adversely affected the business or operation of the Business, (iii) any contract or other transaction entered into by Sellers relating to, or otherwise affecting in any way, the Business or the operation thereof, other than in the ordinary course of business, (iv) any sale or transfer of the Acquired Assets, except items of the Inventories which have been sold in the ordinary course of business, or any cancellation of any debts or claims of Sellers, except in the ordinary course of business, (v) any material changes in the terms of any instruments, accounts, notes, Contracts, or other instruments that are Assumed Obligations, except as consented to in writing by Purchaser, or (vi) consistent with being a debtor in possession under the Bankruptcy Code, failure to use reasonable best efforts to preserve the Business, to keep available to Sellers the services of the key employees of Sellers or to preserve for Sellers the goodwill of its suppliers, franchisees, customers and others having business relations with Sellers, in each case, which would have a Material Adverse Effect. Since December 31, 1996, the business of the Business has been conducted in all respects only in the ordinary course and there has not been any material change in the affairs of the Business which has not been fully disclosed in writing to Purchaser which would have a Material Adverse Effect.

     3.6. Title to and Condition of Properties. At and as of the Closing Date, and subject to Bankruptcy Court approval, Sellers will have good and marketable title to, and will have the right to sell, convey, transfer, assign and deliver the Acquired Assets free and clear of any Lien and any right of first refusal. At and as of the Closing Date, and subject to Bankruptcy Court approval, Sellers will convey the Acquired Assets to Purchaser by bills of sale, certificates of title and other instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Liens and rights of first refusal.

     3.7. Intellectual Property. (a) Schedule 1.1(d) is an accurate and complete list of all of the Intellectual Property. All of such Intellectual Property will be owned by Sellers as of the Closing Date free and clear of all encumbrances or will be duly licensed for use by Sellers except as set forth in Schedule 1.1(d). Except as set forth on Schedule 1.1(d), at and as of the Closing Date and subject to Bankruptcy Court approval, none of the Intellectual Property will be the subject of any pending adverse Claim, or to the knowledge of Sellers, any threatened or potential Claim of infringement. Except as set forth on Schedule 1.1(d), the products Sellers manufacture or which are produced by or in connection in any way with the operation of the Business, or which the Business sells, do not, and any process, method, part, design or material it employs, or the marketing and use by the Business of any such product or any service does not, infringe any intellectual property of another Person, and Sellers have not received any notice contesting their right to use any intellectual property now used by them in connection in any way with the Business or the operation thereof. Sellers have not granted any license in respect of any Intellectual Property. Sellers have taken all commercially reasonable actions necessary to maintain the Intellectual Property, including the use and practice thereof, and any and all registrations with respect to the Intellectual Property except where the failure to take any such action could not reasonably be expected to have a Material Adverse Effect. In the reasonable opinion of Sellers, they own or possess adequate rights in and to all Intellectual Property necessary to conduct the Business as presently conducted by Sellers.

     (b) Sellers own the AWC Mark as of the Closing Date free and clear of all encumbrances. At and as of the Closing Date and subject to Bankruptcy Court approval, the AWC Mark will not be the subject of any pending adverse Claim, or to the knowledge of Sellers, any threatened or potential Claim of infringement. The products Sellers manufacture, produce or sells using the AWC Mark do not, and any process, method, part, design or material they employ in connection with the use of the AWC Mark, or the marketing and use by them of any products or any services which contain the AWC Mark do not infringe any intellectual property of another Person, and Sellers have not received any notice contesting their right to use the AWC Mark in any way. Prior to the Closing Date, Sellers have not granted any license in respect of the AWC Mark and have taken all commercially reasonable actions necessary to maintain the AWC Mark, including the use and practice thereof, and any and all registrations with respect to the AWC Mark. Except as set forth on Schedule 3.7(b), Sellers own or possess adequate rights in and to the AWC Mark such that they will be able to comply with the terms and provisions of Section 13.1 hereof.

     3.8. Customer List. Schedule 3.8 contains a true and complete list of all customers and accounts of Sellers in respect of the Business which produced gross sales in excess of $25,000 during any of the fiscal years ended December 31, 1995 and 1996. Other than as set forth on Schedule 3.8, (i) to the best knowledge of Sellers after due inquiry, none of such customers has terminated and no such customer has given written no-tice that it will terminate or materially reduce its relationship with Sellers prior to the Closing and (ii) to the actual knowledge of Sellers, such customers will continue equivalent relationships with Purchaser subsequent to the Closing.

     3.9. Suppliers. Schedule 3.9 contains a true and complete list of all suppliers of Sellers which furnished products or supplies in excess of $25,000 to Sellers during any of the fiscal years ended December 31, 1995 and 1996. Other than as set forth on Schedule 3.9, to the best knowledge of Sellers after due inquiry, none of such suppliers has terminated and no such supplier has given written notice that it will terminate or materially reduce its relationship with Sellers prior to the Closing.

     3.10. Contracts. Schedule 3.10 is a true and complete list of material Contracts as of the date hereof relating to the Acquired Assets and/or the Assumed Obligations. Sellers have delivered to Purchaser true and correct copies of each listed document and a written description of each oral Contract so listed. Schedule 3.10 includes all the material Contracts to which Sellers are a party or to which any of the Acquired Assets or Assumed Obligations is subject.

     3.11. Employee Benefit Plans. (a) Except as set forth on Schedule 3.11, Sellers do not maintain or have any liability with respect to any "employee benefit plan" (as defined in section 3(3) of ERISA) or any plan or fringe benefit arrangement or employment agreement for any employee, consultant or agent which does not constitute an employee benefit plan.

     (b) No circumstance exists and there have been no acts or omissions which have given rise or may give rise to any liability, fine, tax or other penalty with respect to the plans, arrangements and agreements listed on Schedule 3.11 (referred to hereinafter as "Employee Benefit Plans") for which Purchaser could be liable.

     (c) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or the assets thereof for which Purchaser could be liable and no facts exist which could give rise to any such actions, suits or claims.

     (d) Sellers do not have any liability for providing any post-retirement medical or life insurance benefits for any employee or eligible dependent that could become the liability of Purchaser.

     3.12. No Defaults or Violations. Except (i) as set forth on Schedule 3.12 and (ii) as may occur or may have occurred as a consequence of Sellers' compliance with the Bankruptcy Code and applicable rules (a) Sellers have not materially breached any pro-vision of, nor are they in material default under the terms of, any Contract described in Section 3.10, Permit or Order to which they are a party or under which they have any rights or by which they are bound and which relates to the business or operation of the Business, the Acquired Assets and/or the Assumed Obligations (including, without limitation, the Lease, Sellers Purchase Orders, or Customer Orders, nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, could constitute any such material breach or material default, and to the knowledge of Sellers no other party to any such lease, contract, commitment or agreement is in default thereunder in any material respect and (b) Sellers are not in violation or default of, or with respect to, any Regulation that is applicable to the Acquired Assets or the Assumed Obligations, nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, could constitute any such violation or breach except for such violations or breaches which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.13. Certain Environmental Matters. Except as disclosed on Schedule 3.13:
(a) neither the Business nor any of the Acquired Assets or Assumed Obligations violate any applicable Environmental Law in effect as of the date hereof in any material respect and neither the Business nor any of the Acquired Assets or Assumed Obligations is subject to any material Environmental Liabilities and Costs; (b) Sellers have not stored or used any Contaminants on or at the Acquired Assets, except for inventories of chemicals and raw mateials which are to be used in the ordinary course of business of Sellers (which inventories have been stored or used in accordance in all material respects with all applicable Environmental Permits and all Environmental Laws in effect as of the date hereof); (c) Sellers have not received any notice from any Authority or private entity advising it that Sellers' facilities or the operation thereof is in violation in any material respect of any Environmental Law in effect as of the date hereof or any applicable Environmental Permit or that they are responsible (or potentially responsible) for the cleanup of any Contaminants at, on or beneath such properties or assets or at, on or beneath any land adjacent thereto or in connection with any Waste or Contamination Site nor have Sellers filed any notice with respect of the Business, the Acquired Assets or the Assumed Obligations under any applicable Environmental Law in effect as of the date hereof reporting a Release by them of a Contaminant into the environment; (d) neither the Business, the Acquired Assets or the Assumed Obligations, nor the operation thereof, are the subject of foreign, Federal, state, local or private litigation or proceedings or judicial or administrative Claim involving a demand for damages or other potential liability with respect to violations of Environmental Laws in effect as of the date hereof; (e) Sellers have not buried, dumped, disposed, spilled or released any Contaminants on, beneath or about its properties relating to the operation of the Business of the Assumed Assets or any property adjacent thereto; (f) Sellers and all of their present property, assets and operations as well as their past property ("Past Property")

(defined as real property, assets and operations of Sellers which were owned or conducted, but are not owned or conducted as of the date hereof), in each case, relating to the Business, the Acquired Assets or the Assumed Obligations, are not subject to any outstanding Order from or Contract with any Authority respecting (i) any Environmental Law, (ii) any Remedial Action, or (iii) any Environmental Liabilities and Costs, whether arising from the Release of a Contaminant into the environment or otherwise; (g) Sellers have not been notified that any of Sellers' present property, assets or operations or Past Property,in each case, relating to the Business, the Acquired Assets or the Assumed Obligations, are the subject of any Claim by any Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment, which Claim is still pending as of the date of this Agreement; (h) Sellers have not filed any notice in respect of Sellers, or their properties, assets or operations, under any Environmental Law indicating treatment, storage or disposal of a hazardous waste in connection with their present property, assets and operations or their Past Property in each case, relating to the Business, the Acquired Assets or the Assumed Obligations; (i) no by-products of any manufacturing process or operation of the Business, Acquired Assets or Assumed Obligations, which may constitute Contaminants are currently stored or otherwise located at such properties or assets except in compliance in all material respects with any applicable Environmental Law in effect as of the date hereof; (j) Sellers have obtained all Environmental Permits necessary for their operations in each case, relating to the Business, the Acquired Assets or the Assumed Obligations of the Business, the Acquired Assets or the Assumed Obligations , and all such Environmental Permits are in good standing and Sellers are in compliance in all material respects with such Environmental Permits; and (k) Sellers have timely filed all reports required to be filed with respect to the Business of the Business, the Acquired Assets or the Assumed Obligations and have generated and maintained all required data, documentation and records under any applicable Environmental Laws in effect as of the date hereof with respect thereto.

     3.14. Litigation. Except as disclosed in Schedule 3.14 or released or otherwise terminated as a result of either the 363 Order or the 365 Order, there are no Claims pending or, to the knowledge of Sellers, threatened against or affecting in any way Sellers, the Business, the Acquired Assets or the Assumed Obligations, or any officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses thereof, or relating to the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.14, Sellers are not subject to any Order which has, or in the reasonable judgment of Sellers may have, a Material Adverse Effect.

     3.15. Taxes. Except as set forth on Schedule 3.15, (i) all Taxes relating to the Business have been properly determined in accordance with applicable rules and regulations and have been paid in full on time, (ii) Sellers have duly and timely filed all Tax Returns relating to the Business of every nature relating to the Business required to be filed by it, in every jurisdiction in which the same may have been so required, and have paid all Taxes disclosed on such returns, (iii) all Taxes relating to the Business of which notice has been received or which shall accrue on or prior to the Closing Date have been paid or shall be paid by Sellers in due course and in a timely manner, (iv) all amounts required by law to be paid by Sellers with respect to employees' withholding taxes relating to the Business have been paid,
(v) there are no tax liens on any Acquired Assets, except liens for Taxes not yet due, (vi) Sellers have not filed a consent under Section 341(f)(1) of the Code, relating to collapsible corporations, and none of the assets of Sellers is subject to such a consent; (vii) there are no Claims pending against Sellers for past due Taxes and Sellers do not know of any such threatened claim or the basis for any such Claim relating to the Business, and (vii) there are not now any matters under discussion with any authority with respect to any additional Taxes or assessments relating to Sellers. Purchaser will not be liable for any of Sellers' Taxes as a result of the consummation of the transactions contemplated by this Agreement. None of the Acquired Assets is subject to a lease or other arrangement pursuant to which Sellers are not entitled to depreciation allowances under the Code.

     3.16. Condition of Assets. Except as disclosed on Schedule 3.16, all of the Acquired Assets, whether real or personal, owned or leased, are (a) in normal operating condition (ordinary wear and tear excepted), (b) have been maintained in a manner consistent with applicable law, industry standards and past practices, and (c) free from defects other than such minor defects as do not interfere with the continued use therefor in the conduct of normal operations.

     3.17. Brokers. Except for the fees and expenses of The Blackstone Group, L.P. or its affiliates, Sellers have not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

     3.18. Insurance Policies. Sellers have been adequately insured with respect to risks normally insured against, and in amounts normally carried by, companies similarly situated and engaged in similar businesses. Sellers currently have paid up insurance, including, but not limited to, employee health and accident insurance, and environmental, property, general liability, product liability and worker's compensation insurance, as described on Schedule 3.18. Prior to the Closing, Sellers shall obtain endorsements to the product liability insurance coverage under policies described on Schedule 3.18, which shall extend such coverages for one year from the current expiration dates for such policies. In addition, Sellers shall continue in full force and effect, in form and substance reasonably satisfactory to Purchaser, Sellers' product liability insurance policy relating to the Business for a period of one year after the expiration date of such policy endorsements, with respect to any products manufactured or sold prior to the Closing Date. In the event that Sellers shall fail to maintain such product liability insurance policy in accordance with the provi-sions of this Section 3.18, any premium or other payments required in order to maintain such insurance coverage shall, at the direction of Purchaser, be paid from the amount held in escrow under the Escrow Agreement. Schedule 3.18 contains a list of each insurance policy currently providing coverage for the assets of Sellers relating to the Business and the Acquired Assets and a copy of each such policy has been delivered to Purchaser.

     3.19. Assets Sufficient for Conduct of Business. The Acquired Assets and the Excluded Assets, taken together, include sufficient assets necessary for the conduct of the Business as presently conducted by Sellers.

     3.20. Products Liability. Except as set forth on Schedule 3.20, in connection with the Business, (i) there is no Claim by or before any authority against or involving Sellers concerning any product designed, manufactured, shipped, sold or delivered by or on behalf of Sellers which is pending or, to the best knowledge of Sellers, threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product, an alleged failure to warn as to the condition or use of any such product, or an alleged breach of implied warranties or representations made with respect to any such product, nor is there any valid basis for any such Claim,
(ii) there has not been any Occurrence (as hereinafter defined) for the periods shown on Schedule 3.20 involving Claims or threatened Claims in writing in excess of $10,000, (iii) there has not been any product recall, rework or post-sale warning or similar action (collectively "Recalls") conducted with respect to any products designed, manufactured, shipped, sold or delivered by or on behalf of Sellers, or any investigation or consideration of or decision made by Sellers concerning whether to undertake or not undertake, any Recalls and
(iv) there are no material defects in design, manufacturing and materials or workmanship, including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product designed manufactured, shipped, sold or delivered by or on behalf of Sellers. For the purposes of this Section 3.20, the term "Occurrence" means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date which is caused or allegedly caused by hazard or defect in manufacture, design, materials or workmanship, including without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product designed, manufactured, shipped, sold or delivered by or on behalf of Sellers which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself, except for products returned, repaired or replaced in the ordinary course of business) or for which any person seeks consequential damages.

     3.21. Labor Disputes; Compliance. Except as set forth on Schedule 3.21, Sellers are not a party to or bound by any collective bargaining agreement for employees associated with the Business. In connection with the Business, Sellers have complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the occupational safety and health acts, laws and regulations. Sellers are not liable for any arrears in wages or any taxes or penalties for failure to comply with any of the foregoing.

     3.22. Backlog. Schedule 3.22 sets forth a true, complete and correct list of all Customer Orders of the Business and the dollar amount represented by each such Customer Order as of the date of this Agreement.

     3.23. Employees; Officers. (a) Schedule 3.23 hereto lists the name and address of each officer and employee of Sellers and consultant exclusively associated with the Business not terminable at will by Sellers as of the date of this Agreement whose current annual salary or aggregate annual cash compensation from Sellers or one of their affiliates equals $50,000 or more, together with the current job title and the aggregate annual cash compensation paid to each such person, including a description of applicable bonus or benefit plans applicable to such persons.

     (b) To the best of Sellers' knowledge after due inquiry, substantially all of the employees located at Sellers' Canovanas, Puerto Rico facility as of the date hereof are ready, willing and able to work at such facility on and after the Closing Date on substantially the same terms and conditions as exist as of the date of this Agreement, provided that nothing in this Agreement limits the ability of Purchaser to change the job position or the terms and conditions of employment or terminate the employment of any such employee after the Closing Date for any reason.

     3.24. WARN Act. No circumstance exists and there have been no acts or omissions which have given rise or may give rise to any liability, fine, tax or other penalty under the Worker Adjustment and Retraining Notification Act of 1988 for which Purchaser could be liable.

     3.25. Labor Matters. Since December 31, 1995, Sellers have not experienced any strikes, labor disputes or any work stoppages due to labor disagreements, and, to the best of their knowledge after due inquiry, there is no such strike, dispute or work stoppage threatened against the Sellers which might reasonably be expected to limit or interfere with AWC's performance of the Supply Agreement.

     3.26. Accuracy of Statements. Neither this Agreement nor any statement, list, certificate or other information, taken as a whole, furnished or to be furnished by or on behalf of Sellers to Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Sellers, the Acquired Assets, the Assumed Obligations or the business or operation of the Business or omits or will omit to state a material fact necessary to make the statements regarding Sellers, the Acquired Assets, the Assumed Obligations or the business or operation of the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


     Purchaser represents and warrants to Sellers as follows:

     4.1. Due Incorporation, etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority (including necessary authorization to do business as a foreign corporation where required) to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2. Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement and the Contracts and transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Contracts and transactions contemplated hereby and thereby by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and such Contracts have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation or by-laws of Purchaser or violate any provision of or result in the acceleration of any obligation or the creation of any Lien under, any Contract, Permit or Order to which Purchaser is a party or by which it or any of its properties is bound, and will not violate any other restriction of any character to which it is subject.

     4.3. Consents. No notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby.

     4.4. Financing. Purchase will have, at the Closing Date, sufficient funds available to it to pay the Purchase Price. Purchaser is, and after giving effect to the transactions contemplated hereby will be, solvent.

     4.5. Brokers. Except for investment banking fees and expenses payable to The Jordan Company, Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V

                              COVENANTS OF SELLERS


     5.1. Implementing Agreement. Sellers agree that from the date hereof to the Closing Date, they will use their reasonable best efforts to fulfill their obligations under the terms of this Agreement.

     5.2. Access to Information. Sellers agree that from the date hereof to the Closing Date, Sellers shall give Purchaser and Purchaser's representatives access during normal business hours, without unreasonable interference with business operations, to all of the facilities, properties, books, Contracts and records of Sellers relating to the Business and shall make Sellers' officers and employees available to Purchaser as Purchaser shall from time to time reasonably request (upon reasonable notice). Purchaser and its representatives will be furnished all information concerning the Business which Purchaser reasonably requests.

     5.3. Preservation of Business. Sellers agree from the date hereof until the Closing Date, Sellers shall exercise commercially reasonable efforts to (subject to the requirements of the Bankruptcy Code and applicable rules) (i) preserve intact the present business organization and personnel of the Business and (ii) preserve the present goodwill and relationships of Sellers with respect to the Business.

     5.4. Ordinary Course. Sellers agree from the date hereof until the Closing Date, Sellers shall operate the Business only in the usual, regular and ordinary course and manner (subject to the requirements of the Bankruptcy Code and applicable rules) and, without limiting the foregoing, shall not enter into any Contract which would be required to be disclosed pursuant to this Agreement if in effect as of the date hereof, except in accordance with Section 5.14.

     5.5. Books and Records. Sellers agree that from the date hereof to the Closing Date, Sellers shall maintain their books, accounts and records relating to the Business in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices.

     5.6. Compensation. Other than in the ordinary course of business or as set forth on Schedule 5.6, (a) no increase or other material change shall be made in the compensation arrangements for any officer, director, employee, stockholder, consultant or agent of Sellers employed at or in connection with the business or operation of the Business from that in effect as of the date hereof and (b) no pension or profit sharing plan, or any other employee benefit arrangement, shall be in effect, except as listed on Schedule 3.11.

     5.7. Consents and Approvals. Sellers shall use their reasonable best efforts to obtain all consents and approvals to the performance of their obligations under this Agreement and the transactions contemplated hereby from each party to any of the Assumed Obligations, together with any other necessary consents and approvals to the performance of Sellers' obligations. Sellers shall make all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Sellers or any of its affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby. Sellers shall use their reasonable best efforts to obtain all required consents and approvals (if any) to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such reasonable best efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such aPermits after Closing and shall do all things necessary to give Purchaser the benefits which would be obtained under such Permits. All costs and expenses in connection with Sellers' obligations under this Section will be borne by Sellers.

     5.8. Preservation of Acquired Assets. Except in the usual and ordinary course of business, Sellers shall not sell or dispose of, or agree to sell or dispose of, any of the Acquired Assets.

     5.9. Maintenance of Insurance. Subject to Section 5.21 hereof and the Supply Agreement, Sellers shall continue to carry their existing insurance through the Closing Date.

     5.10. No Default. Except to the extent as may occur or may have occurred as a consequence of Sellers' compliance with the Bankruptcy Code and the applicable rules,

Sellers shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Assumed Obligations or any other Contract relating to the Business the breach of which would have a Material Adverse Effect.

     5.11. Compliance with Laws. Sellers shall take all commercially reasonable efforts to comply with all Regulations applicable to the Business or the Acquired Assets (including, without limitation, all Environmental Laws) or as may be required for the valid and effective transfer and assignment of the Acquired Assets and the Assumed Obligations.

     5.12. No Modifications. Sellers shall not modify, amend or otherwise alter or change any of the material terms or provisions of any of the Assumed Obligations except to the extent permitted by Section 5.14 of this Agreement.

     5.13. Bankruptcy Actions. (a) As promptly as practicable after the date hereof, but in no event later than two business days after the date hereof (the "Sale Procedures Motion Date"), Sellers will file with the Bankruptcy Court a motion, supporting papers and, in the form attached hereto as Exhibit 5.13, a form of Order (the "Sale Procedures Order"), seeking the Bankruptcy Court's approval seven days after the Sales Procedures Motion Date, or the next available Bankruptcy Court date thereafter (the "Sale Procedures Approval Date") of the terms of Articles VII and XI of this Agreement and Purchaser's observance and performance of such terms during the pendency of the Chapter 11 Cases. The proposed Order of the Bankruptcy Court approving the aforementioned items shall be substantially in the form attached hereto as Schedule 5.13, and shall schedule a hearing for approval of the 363 Order and the 365 Order for twenty
(20) days after the Sale Procedures Approval Date, or the next available Bankruptcy Court date thereafter.

     (b) As promptly as practicable after the date hereof, but in no event later than two business days after the date hereof, Sellers will file with the Bankruptcy Court a motion seeking approval of the 363 Order and the 365 Order, supporting papers and a form of 363 Order and 365 Order, seeking the Bankruptcy Court's approval of this Agreement, Sellers' performance under this Agreement and the assumption and assignment of the Contracts related to the Business.

     (c) As promptly as practicable, Sellers will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Sellers in connection with this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.

     5.14. Approval of Certain Contracts. Without the prior consent of Purchaser, other than in the ordinary course of business consistent with past practices, Sellers shall not enter into any Contract relating to the Business which either (i) requires a payment in excess of, or a series of payments which in the aggregate exceed, $25,000 or
(ii) has a term of, or requires the performance of any obligations by Sellers or their assignee over a period in excess of, one year, unless it is terminable by Sellers and their assignee without penalty or premium upon not more than 30 days' notice.

     5.15. Intentionally Omitted.

     5.16. Noncompetition and Confidentiality. (a) Each of the Section 5.16 Parties severally and only for themselves acknowledge that it or he has a special knowledge of the Business and the proprietary and confidential information included in the Acquired Assets, and that Purchaser is making a considerable investment in the Acquired Assets from which investment the Section
5.16 Parties have benefited. In consideration of this Agreement and such investment and benefit, and as an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated herein, each of the
Section 5.16 Parties severally and only for themselves agree that, for a period of five years after the Closing Date, (i) it or he will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or that otherwise engages in the Business; or have any financial interest in, or aid or assist anyone else in the conduct of, any business that competes with the Business as conducted on the date hereof (a "Competitive Business"); provided, however, that a Section 5.16 Party may own less than 5% of any outstanding class of publicly traded securities of an issuer that is a Competitive Business and (ii) it or he will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, Confidential Information (as defined below) and Sellers shall use their reasonable best efforts to cause all persons or entities to whom any Confidential Information has been disclosed to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. "Confidential Information" means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of Sellers specifically relating to the Business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by any of the Section 5.16 Parties. The Section 5.16 Parties shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Section 5.16 Parties shall provide Purchaser with prompt notice of such requirement, prior to making any disclosure, so that Purchaser may seek an appropriate protective order.

     (b) For a period of five years following the Closing Date, each of the
Section 5.16 Parties severally and only for themselves agree that it or he will not without the express prior written approval of the Board of Directors of Purchaser (A) directly or indirectly recruit, solicit or otherwise induce or influence any employee, sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with Sellers relating to the Business, to discontinue, reduce or adversely modify such employment, agency or business relationship with Purchaser as it relates solely to the Business, or (B) only to the extent competitive with the Business as conducted on the Closing Date, employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by Purchaser. Notwithstanding the foregoing, nothing herein shall prevent an officer of Sellers from providing a letter of recommendation to an employee with respect to a future employment opportunity.

     (c) For a period of five years following the Closing Date, each of the
Section 5.16 Parties severally and only for themselves agree that it or he will not without the express prior written approval of the Board of Directors of Purchaser, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of Purchaser to discontinue, reduce or modify such business relationship with Purchaser to the extent such business relationship pertains to the Business.

     (d) Each of the Section 5.16 Parties severally and only for themselves agree that the violation or threatened violation of any of the provisions of this Section 5.16 by it or him shall cause immediate and irreparable harm to Purchaser and that the damage to Purchaser will be difficult or impossible to calculate with precision. Therefore, in the event that any of the Section 5.16 Parties violate this Section 5.16, an injunction restraining such Section 5.16 Parties from such violation may be entered against the relevant Section 5.16 Party in addition to any other relief available to Purchaser.

     (e) If, at the time of enforcement of any provision of this Section 5.16, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restric-tions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.

     5.17. Referral of Business Opportunities. From and after the Closing Date, Sellers will refer to Purchaser all incoming business inquiries, customer orders and other matters related to the Business, the Acquired Assets and the Assumed Obligations including, without limitation, all customer orders received by Sellers via computer or other automated inventory control systems, and to timely deliver to Purchaser such customer orders in printed form for use by Purchaser. To the extent customer orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to Purchaser or Purchaser's providers. Electronic delivery, if used, shall be by such method as shall be mutually agreed.

     5.18. Public Announcements. Prior to the Closing Date, without the prior written approval of the Purchaser or the Sellers, as the case may be, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or affiliate of it to issue, any press releases or otherwise make, or cause any agent or affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except as contemplated by this Agreement or where such release or statement is required by law or under the rules and regulations of the Nasdaq National Market (or any national stock exchange on which the shares of such party are listed). In each case to which such exception applies, the releasing party will allow the other parties to comment on such release or statement prior to releasing or make the same.

     5.19. Interim Financial Information and 1996 AWC Financial Statements. Sellers will supply Purchaser with (a) the Interim Business Financial Statements through the Closing Date the earlier of when available or the date AWC Financial Statements for a comparable period are submitted to the Bankruptcy Court and (b) the 1996 AWC Financial Statements the earlier of when available and the date such financial statements are submitted to the Bankruptcy Court.

     5.20. No Solicitation or Negotiation. Except as provided in Section 7.1 hereof or as otherwise directed by the Bankruptcy Court, until 20 days after the Sale Procedures Approval Date, Sellers and their advisors (including their directors, officers, employees, representatives, agents, attorneys and accountants) will not enter into any Contracts or engage in negotiations concerning, or provide any information or data to any Person or entity (other than the Company's creditors) with respect to, or have any discussions with any Persons or entity relating to the sale or purchase of the Business, and will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the foregoing.

     5.21. Insurance. Purchaser shall be entitled to make claims against Sellers' insurance policies and coverage which are occurrence policies from and after the Closing Date for all matters, injuries and claims arising prior to the Closing Date relating in any way to the Acquired Assets or Assumed Liabilities in the same manner and subject to the same terms, conditions and limitations as Sellers prior to the Closing Date. Purchaser will have no obligations or liabilities under such insurance policies for additional premiums or similar payments after the Closing Date, either due to retroactive adjustments, audits, roll-backs or otherwise. Sellers will cooperate after the Closing Date with Purchaser and its insurance carriers and agents in connection with the foregoing and with Purchaser in establishing new insurance policies and coverage for Purchaser from and after the Closing Date. Notwithstanding the foregoing, Purchaser shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by the carriers of such insurance and Sellers shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by such carriers, and Purchaser and Sellers shall cooperate with each other in connection with any of the foregoing claims.

     5.22. Notice of Developments. Sellers will give prompt written notice to Purchaser of any development that would reasonably be expected to have a Material Adverse Effect or that would affect the ability of Sellers to consummate the transactions contemplated by this Agreement. No disclosure by Sellers pursuant to this Section 5.22, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.23. Break-up Fee. As promptly as practicable after the date hereof, but in no event later than the Sale Procedures Approval Date, Sellers will advocate the approval of the Bankruptcy Court of the payment of the Break-up Fee to Purchaser and the right of first refusal granted to Purchaser pursuant to the terms and provisions of Article VII hereof.

     5.24. Compliance with WARN Act. Sellers will comply with all applicable provisions of the WARN Act and the regulations promulgated thereunder. Sellers expressly assume all obligations and liabilities under the WARN Act that may arise out of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, Purchaser's obligation, if any, to deliver notices to third parties. Notwithstanding the foregoing, Sellers shall have no liability for actions or omissions made by Purchaser after the Closing Date.

     5.25. Supply Agreement. Sellers will comply with all of the terms and provisions of the Supply Agreement.

     5.26. Barceloneta Landfill Responses. From and after the Closing Date, Sellers will, at their sole cost and expense, respond to any and all inquiries and/or other correspondence from any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, any public, private or industry regulatory authority, whether Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Regulation, including without limitation, the U.S. Environmental Protection Agency, which relate in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants at the Barceloneta Landfill located in Barceloneta, Puerto Rico.

     5.27. Pitchford Agreement. AWC will fully and promptly enforce all of its rights and interests in respect of its Manufacturer's Sales Representative Agreement with Pitchford & Associates, dated August 9, 1994 (the "Pitchford Agreement"), with regard to fully protecting all Confidential Information relating in any way to the Business and its customers, including, without limitation, product pricing, profit margins and customer bids. In this regard, AWC (on behalf of AWC and Purchaser) will promptly inform Pitchford & Associates of its obligations hereunder, and (on behalf of AWC and Purchaser) will direct Pitchford & Associates not to disclose such Confidential Information to any of Sellers' competitors or other third parties; provided that AWC will not be obligated to take the position that a special termination under Section 17 of the Pitchford Agreement has occurred.


                                   ARTICLE VI

                             COVENANTS OF PURCHASER


     6.1. Implementing Agreement. Purchaser agrees that from the date hereof to the Closing Date, it will use its reasonable best efforts to fulfill its obligations under the terms of this Agreement.

     6.2. Consents and Approvals. Purchaser shall use its reasonable best efforts to obtain all consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby. Purchaser shall make all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby.

     6.3. Access to Information. Purchaser agrees that from the Closing Date until the period set forth below, Purchaser shall give Sellers and Sellers' representatives access during normal business hours, without unreasonable interference with business operations, to all of the books, records and personnel of Purchaser relating to the Business which were transferred to Purchaser pursuant to the terms of this Agreement; provided, that prior to obtaining access to such books, records and personnel Sellers deliver to Purchaser a written statement to the effect that such information will only be used by Sellers and/or Sellers' representatives (i) to perform Seller's obligations under Section 5.26 above, or (ii) to resolve any dispute Seller may have with a third party, including Purchaser, and Sellers agrees to pay for all reasonable costs incurred by Purchaser in connection with its compliance with this Section 6.3. Purchaser shall permit Sellers and Sellers' representatives such access for a period of three (3) years after the Closing Date except for information with respect to (i) employee benefit matters, tax matters and product liability matters, for which access shall be permitted until the expiration of the applicable statute of limitations and (ii) environmental matters, for which access shall be permitted for a period of six
(6) years after the Closing Date; provided each such period shall be extended for so long as any dispute subject to Article XII is unresolved.

     6.4. Assumed Obligations. Subject to Section 1.4 hereof and the consummation of the transactions contemplated by Article X hereof, Purchaser agrees to assume and perform the Assumed Obligations.

     6.5. Payment of Purchase Price. Subject to the consummation of the transactions contemplated by Article X hereof, Purchaser agrees to pay the Purchase Price on the Closing Date.


                                   ARTICLE VII

                             RIGHT OF FIRST REFUSAL


     7.1. Overbid Procedures and Right of First Refusal. A Third Party interested in acquiring the assets of the Business may submit to Sellers an Acquisition Proposal in accordance with the provisions of the Sale Procedures Order and this Section 7.1. Such Acquisition Proposal must comply with the Sale Procedures Order, which shall provide, among other things, that parties intending to submit Acquisition Proposals must do so not less than five (5) days prior to the hearing to approve this Agreement (the "363 Hearing"). A Third Party's failure to submit a qualified Acquisition Proposal shall disqualify that Third Party from bidding at any auction for the Acquired Assets and the Assumed Obligations or at the 363 Hearing. Upon receipt of an Acquisition Proposal, Sellers will promptly notify Purchaser and indicate in such notice the identity of the offeror and a complete and accurate description of the material terms thereof. Two (2) hours prior to the date of the 363 Hearing (or at 4:00 PM, Eastern Time, on the day preceding the date of the 363 Hearing in the event that the 363 Hearing is scheduled for earlier than 9:30 AM, Eastern Time), Purchaser and all Third Parties submitting Acquisition Proposals shall attend an overbid auction to be conducted by Sellers at the law offices of Young, Conaway, Stargatt & Taylor, 11th Floor, Rodney Square North, Wilmington, Delaware 19801 (the "Overbid Auction"). Notwithstanding the foregoing, no Overbid Auction shall take place if no Third Party has submitted timely an Acquisition Proposal which complies with the terms of this Agreement and which, in the sole and absolute discretion of Sellers, is superior to the Purchaser's Acquisition Proposal. Only Third Parties that have made an Acquisition Proposal may attend the Overbid Auction for the purpose of improving upon their respective Acquisition Proposals. Purchaser also may attend the Overbid Auction at which it may, in its sole and absolute discretion, improve the terms of this Agreement (a "Topping Offer"). Purchaser and any Third Party submitting an Acquisition Proposal may improve upon their respective offers to Sellers at any time prior to the conclusion of the Overbid Auction, in increments of at least $50,000 in consideration. The Overbid Auction shall be deemed concluded in Sellers' discretion, and in any event no later than the commencement of the 363 Hearing. Neither Purchaser nor any Third Party shall be entitled to improve their respective Acquisition Proposals after the conclusion of the Overbid Auction without the Bankruptcy Court's express approval. If upon the conclusion of the Overbid Auction, Purchaser has failed to make a Topping Offer or a Topping Offer which Sellers determine, in their sole and absolute discretion, to be equal to or better than any other Acquisition Proposal as may be amended prior to the conclusion of the Overbid Auction (taking into account any Break-up Fee, including expenses), Sellers may enter into a definitive agreement with the successful overbidding Third Party, and Purchaser will be entitled to the Break-up Fee, subject to the terms and conditions set forth in Section 11.2 of this Agreement. In the event Sellers determine, in their sole and absolute discretion, that the last offer submitted by Purchaser is equal to or better than the last offer submitted by all Third Parties at the Overbid Auction (taking into account any Break-up Fee, including expenses), then within three
(3) business days following the conclusion of the Overbid Auction, Purchaser and Sellers shall enter into an amendment to this Agreement to reflect Sellers' acceptance of Purchaser's Topping Offer. If necessary, Purchaser and Sellers shall consent to a brief continuance of the 363 Hearing (without any further right of overbidding) in order to complete the documentation of a successful Topping Offer.

     Notwithstanding anything in this Agreement to the contrary, Sellers may only enter into an Alternative Transaction which (i) is in writing, (ii) provides for the acquisition of all or substantially all of the assets of the Business, but in no event less than the Acquired Assets, (iii) is for a consideration of at least $11,000,000, (iv) contains terms and conditions no less favorable to Sellers than the terms and conditions contained in this Agreement, and assumes at least the Assumed Obligations, (v) provides for a closing date no later than May 13, 1997, (vi) includes evidence satisfactory to Sellers, in their sole and absolute discretion, establishing that the Third Party is financially capable of timely per-forming in the event it is the successful bidder and (vii) includes a minimum cash deposit in an amount of at least $250,000 (an additional deposit may be requested by the Sellers in their sole discretion), which amount shall be forfeited if the Third Party both (x) is the successful overbidder at the 363 Hearing and (y) fails to consummate a transaction with the Sellers on or before May 13, 1997. In addition, prior to disclosing information or otherwise entering into any negotiations with a Third Party, Sellers shall require such Third Party to execute a confidentiality agreement substantially similar to the one executed by Purchaser.

     7.2. Survival. Following the execution of any amendment to this Agreement pursuant to Section 7.1 above, unless specifically amended in such amendments, the provisions of this Article VII shall remain in effect and the receipt by Sellers of any other offers, proposals or inquiries relating to any Acquisition Proposal shall be subject to the provisions of this Article VII.


                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER


     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

     8.1. Warranties True as of Both Present Date and Closing Date. The representations and warranties of Sellers contained herein shall be true in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     8.2. Compliance with Agreements and Covenants. Sellers shall, in all material respects, have performed all of their respective obligations and agreements and complied with all of their covenants contained in this Agreement to be performed and complied with by them on or prior to the Closing Date; and Sellers shall have delivered to Purchaser a written statement, dated as of the Closing Date, from an authorized officer of each of AWC and Acme as to compliance, to the best knowledge of such officers, with Section 8.1 and this
Section 8.2.

     8.3. Bankruptcy Conditions. (a) The 363 Order and 365 Order shall have been entered by the Bankruptcy Court in accordance with this Agreement. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or with-drawn. The time allowed for appeals of the 363 Order or 365 Order shall have expired without any appeal having been taken or, if the 363 Order or 365 Order shall have been appealed, no stay shall be in effect.

     (b) Nothing in this Section 8.3, or any other section of this Agreement, shall preclude Sellers or Purchaser from consummating the transactions contemplated herein if Sellers and Purchaser, in their sole discretion, jointly waive the requirement that the 363 Order, 365 Order or any other order be final orders. No notice of such waiver of this or any other condition to Closing need be given except to Sellers or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of final orders.

     8.4. Opinion of Counsel. Purchaser shall have received an opinion, dated the Closing Date, of Cahill, Gordon & Reindel, counsel for Sellers, substantially in the form of Exhibit 8.4 hereto.

     8.5. No Material Adverse Change. There shall not have occurred a Material Adverse Change, and no event shall have occurred which, in the reasonable, good faith judgment of Sellers may have a Material Adverse Effect. Sellers shall have delivered to Purchaser a written statement, dated as of the Closing Date, from an authorized officer of each of AWC and Acme as to compliance, to the best knowledge of such officers, with this Section 8.5.

     8.6. Business and Legal Review. Purchaser shall have completed its own business, legal, financial and accounting review of Sellers and the Business, and their operations, finances, records and affairs, which review will be satisfactory in all material respects to Purchaser. Notwithstanding anything set forth in this Agreement to the contrary, Purchaser's rights under this Section
8.6 shall terminate and have no further force or effect upon the date when the Sale Procedures Order is entered.

     8.7. Financial Condition. The net sales for the Business, determined in accordance with GAAP, shall be no less than $36,000,000 for the year ended December 31, 1996.

     8.8. Actions or Proceedings. No action or proceeding shall have been instituted or threatened by or before any governmental or judicial authority which would enjoin, restrain or prohibit, or might result in substantial Losses in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, including, among other things, the integration of the operation of the Business with those of

Purchaser and its affiliates or which would, in the reasonable judgment of Purchaser, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement including, among other things, the integration of the operation of the Business with those of Purchaser and its affiliates.

     8.9. Other Agreements. Each of the Escrow Agreement, Supply Agreement and Lease Assignment Documents shall have been fully executed and delivered by the parties and will be in full force and effect, and no facts or circumstances shall have arisen which would prevent AWC from being able to fully perform its obligations under the Supply Agreement.

     8.10. Physical Count and Valuation. Sellers and Purchaser and/or their representatives shall have completed to Purchaser's reasonable satisfaction a complete and accurate physical count and inspection of the Acquired Assets and Purchaser and Seller shall have mutually agreed on the amount of the Inventory Adjustment Value and the Equipment Adjustment Value.

     8.11. Other Documents. Sellers will furnish Purchaser with such other and further documents and certificates, including certificates of Sellers' officers and others, as Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

     8.12. Equipment and Vehicles Title. Sellers shall have discharged, terminated or otherwise removed to the satisfaction of Purchaser all leases, conditional sales contracts or any other type of rental arrangements relating in any manner to the Equipment and Vehicles.

     8.13. Bankruptcy Orders. The Sale Procedures Order, the 363 Order and the 365 Order shall be substantially in the forms set forth in Exhibit 5.13 and
Schedule 7.1(c), respectively or otherwise reasonably acceptable to Purchaser.

     8.14. Consents and Approvals; Permits. Sellers shall have delivered (a) consents and approvals (which may be included in or covered by binding orders under the 365 Order) in form and substance to the reasonable satisfaction of Purchaser, from (i) each party to any of the Assumed Obligations, (ii) any authority (including the governmental entities and authorities) whose consent and approval is required for the consummation of the transactions contemplated hereby, including but not limited to, the transfer and assignment to Purchaser of the Permits and the consents set forth on Schedule 3.3 hereof which pertain to the operation of facilities in Pomfret, Connecticut and in Canovanas, Puerto Rico, and

(iii) any lenders, lessors, vendors, vendees or other persons or entities whose consent or approval is required for this transaction, and (b) certified resolutions of each Sellers' Board of Directors and the sole stockholder of ACME.

     8.15. Papersticks Assets. Seller shall have acquired free and clear title to (including free and unrestricted use of the technology referenced therein), without restriction on the use of, those certain machines for the production of plastic swabette sticks which are identified as "Equipment" under that certain Equipment Lease and License Agreement, dated as of June 19, 1991, by and between Papersticks Limited and National Patent Medical Partnership, L.P., referenced in
Schedule 3.10 hereto.

     8.16. Wal-Mart. There shall not have been a Material Adverse Change in the Wal-Mart business relationship.

     8.17. Employment Agreements. The Section 5.16 Parties who are individuals shall have executed and otherwise agreed to be bound as Section 5.16 Parties under this Agreement, and The Bankruptcy Court shall have approved the employment agreements of the Section 5.16 Parties who are individuals, which agreements shall be substantially in the form submitted to the Bankruptcy Court or otherwise reasonably satisfactory to such individual Section 5.16 Parties.

     8.18. Outstanding Environmental Issues. Sellers shall have resolved those environmental matters described on Schedule 8.18 hereto to the reasonable satisfaction of Purchaser.

     8.19. Insurance Endorsement. Seller shall have obtained the one-year insurance endorsement referred to in Section 3.18.


                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS


     The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

     9.1. Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

     9.2. Compliance with Agreements and Covenants; Certificate. Purchaser shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement, to be performed and complied with by it on or prior to the Closing Date; and Purchaser shall have delivered to Sellers a written statement, dated as of the Closing Date, from an authorized officer of Purchaser as to compliance, to the best knowledge of such officer, with Section 9.1 and this Section 9.2.

     9.3. Actions or Proceedings. No action or proceeding by any authority shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial Losses in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, or which would, in the reasonable judgment of Sellers, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     9.4. Bankruptcy Conditions. The 363 Order and 365 Order shall have been entered by the Bankruptcy Court. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or withdrawn. The time allowed for appeals of the 363 Order or 365 Order shall have expired without any appeal having been taken or, if the 363 Order or 365 Order shall have been appealed, no stay shall be in effect.

     9.5. Opinion of Counsel. Sellers shall have received an opinion, dated the Closing Date, of Mayer, Brown & Platt, counsel for Purchaser, substantially in the form of Exhibit 9.5 hereto.

     9.6. Other Documents. Purchaser will furnish Sellers with such other and further documents and certificates, including certificates of Purchaser's officers and others, as Sellers shall reasonably request to evidence compliance by Purchaser with its conditions set forth in this Agreement.


                                    ARTICLE X

                                     CLOSING


     10.1. Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York at 10:00 A.M. New York time on the fifth business day after the conditions set forth in Articles VIII and IX hereof have been satisfied or waived by the party entitled to do so, or such other place or date as mutually agreed by the parties.

     10.2. Deliveries by Sellers. At the Closing, Sellers will deliver the following to Purchaser: (a) such deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Purchaser and its counsel as may reasonably be required in order to convey to Purchaser all of Sellers' rights, title and interests in and to the Acquired Assets and to assign to Purchaser all of the Assumed Obligations in the manner provided for in this Agreement; (b) originals of, and duly executed assignments of, all of the following: (i) the Lease; (ii) the Sellers Purchase Orders; and (iii) the Customer Orders; (c) the originals of all of the Permits related to the Acquired Assets, the Assumed Obligations or the facilities at Pomfret, Connecticut and Canovanas, Puerto Rico and reasonably necessary for the Business as conducted by Purchaser after Closing; (d) title for each of the Equipment and Vehicles, duly endorsed for transfer by Sellers; (e) the written statements referred to in
Section 8.2 and Section 8.5; (f) the opinion referred to in Section 8.4; (g) executed trademarks assignments; (h) executed patents assignments; (i) originals of the Lease Assignment Documents, Escrow Agreement and Supply Agreement; (j) a receipt for the Purchase Price paid to Sellers at the Closing; and (k) such other agreements, certificates and instruments as Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement.

     10.3. Deliveries by Purchaser. At the Closing, Purchaser will deliver the following to Sellers: (a) the Purchase Price payable to Sellers at the Closing pursuant to Section 2.1; (b) the statement referred to in Section 9.2; (c) the opinion referred to in Section 9.5; and (d) such other agreements, certificates and instruments as Sellers shall reasonably request to consummate the transactions contemplated by this Agreement.


                                   ARTICLE XI

                                  TERMINATION


     11.1. Termination. This Agreement may be terminated at any time on or prior to the Closing Date: (a) by the written agreement of Purchaser and Sellers; (b) by either Purchaser or Sellers if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; (c) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, and such party has not waived such failure of satisfaction; (d) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such party has not waived such failure of satisfaction; (e) by either Purchaser or Sellers if either shall have reasonably determined that it has become apparent that one or more of the conditions set forth in Articles VIII and IX cannot be fulfilled or satisfied on or prior to the date specified for fulfillment thereof; (f) by Purchaser or Sellers, if the Bankruptcy Court has not entered the Sale Procedures Order within 7 days of the Sales Procedures Motion Date or the next available Bankruptcy Court date thereafter ; (g) by Purchaser or Sellers, if the 363 Order has not been entered within 40 days of the date hereof; (h) by Purchaser or Sellers, if the Closing Date shall not have occurred on or prior to May 31, 1997, or such later date as may be mutually approved in writing by Purchaser and Sellers; or (i) by Purchaser or Sellers, if a qualified Acquisition Proposal (as provided in the Sale Procedures Order) has been timely submitted and Purchaser (x) has not delivered a Topping Offer to Sellers at any time prior to the deadline set forth in the Sale Procedures Order or (y) has delivered a Topping Offer to Sellers at any time prior to the deadline set forth in the Sale Procedures Order which Sellers, in either case, have determined, in their sole and absolute discretion, not to be equal to or better than all Acquisition Proposals or (j) the Bankruptcy Court fails to approve the Break-up Fee as part of the Sale Procedures Order.

     11.2. Break-up Fee. In the event that this Agreement is terminated pursuant to Section 11.1(i), then Sellers shall pay to Purchaser promptly, but in no event more than fifteen business days following the date of the termination event, by wire transfer of immediately available funds, to such account as Purchaser shall designate, the Break-up Fee. In the event this Agreement is terminated pursuant to any of Section 11.1(a) through Section 11.1(h) (other than as a result of a material breach by Purchaser of its obligations, representations, warranties or other agreements hereunder), then Sellers shall pay to Purchaser promptly, but in no event more than fifteen business days following the date of the termination event, by wire transfer of immediately available funds, to such account as Purchaser shall designate, all of Purchaser's actual expenses based on reasonably detailed documentation up to an aggregate amount of $150,000 incurred by it in connection with the transactions contemplated by this Agreement. If at any time after the date of any termination of this Agreement pursuant to Section 11.1 hereof (other than as a result of a material breach of Purchaser's obligations, representations, warranties or other agreements hereunder, and assuming Purchaser has not previously received the Break-up Fee), Sellers endorse or accept an Alternative Transaction that is consummated within one year from the date of termination of this Agreement, simultaneous with such consummation, Sellers will pay to Pur-chaser the Break-up Fee. Notwithstanding the foregoing, the total amount of any fees and expenses paid pursuant to this Section 11.2 paid shall not exceed $600,000. Payment of any fees and expenses paid pursuant to this Section 11.2 is conditioned on approval by the Bankruptcy Court as part of the Sale Procedures Order.

     11.3. Effect of Termination. If this Agreement is terminated in accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for the provisions of Articles VII and XII and this
Article XI and (ii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.


                                   ARTICLE XII

                      SURVIVAL AND REMEDY; INDEMNIFICATION


     12.1. Survival. All of the terms and conditions of this Agreement and any Contract including the parties to this Agreement contemplated hereby (including, without limitation, the Supply Agreement), together with the warranties, representations, agreements and covenants contained herein or therein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and any Contract including the parties to this Agreement contemplated hereby (including, without limitation, the Supply Agreement), shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this Article XII, which will survive as provided below) set forth in this Agreement, the Escrow Agreement or the Supply Agreement, shall survive and continue until the later of (i) when all obligations set forth therein shall have been performed and satisfied and the applicable statute of limitations for breaches or defaults of such agreements and covenants has expired and (ii) the twenty-seventh (27) month anniversary of the Closing Date; and (b) all representations and warranties, and the agreements of Sellers and Purchaser to indemnify each other set forth in this Article XII, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of three years from the Closing Date, except for (i) the representations and warranties set forth in Sections 3.11, 3.15 and 3.20 and the indemnities and agreements related to said Sections and to Tax matters generally, which shall survive until, and all claims with respect thereto shall be made prior to 90 days after the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 3.13 and the indemnities and agreements re-lated to said Section, which shall survive and continue for, and all claims with respect thereto shall be made prior to the end of six years from the Closing Date, (iii) representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof, and (iv) representations, warranties and indemnities relating to title and/or ownership of the Acquired Assets, which will survive indefinitely.

     12.2. Indemnification by Sellers. Sellers agrees to indemnify Purchaser and each of its affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by Purchaser or any of its affiliates (or any combination thereof) arising out of any of the following: (a) any material breach of or any inaccuracy in (or any alleged breach made by a person other than Purchaser of or inaccuracy in) any representation or warranty made by Sellers pursuant to this Agreement, any Contract including the parties to this Agreement contemplated hereby (including, without limitation, the Supply Agreement), any document relating hereto or thereto or contained in any Exhibit to this Agreement, and any breach of or failure by Sellers to perform (or alleged breach of or failure by Sellers to perform) any covenant or obligation of Sellers set out in this Agreement, any Contract including the parties to this Agreement contemplated hereby (including, without limitation, the Supply Agreement), any document relating hereto or thereto or contained in any Exhibit to this Agreement; (b) any of the Excluded Assets; (c) any Unassumed Liabilities; (d) the Bulk Sales Laws of any jurisdiction in connection with transactions contemplated by this Agreement; (e) any Claims by or liabilities with respect to any employee of Sellers with respect to his or her employment or termination of employment by Sellers, including, without limitation, any and all worker's compensation claims or liabilities to the extent arising out of any accidents, illness or other events which occurred on or prior to the Closing Date; (f) to the extent not included in clauses (a)-(e) above, irrespective of whether or not Sellers had knowledge of the matters referred to in this clause (f), and irrespective of whether or not the representations and warranties set forth in this Agreement were breached, including without limitation the items disclosed on Schedule 3.13, any and all Environmental Liabilities and Costs (including, without limitation, (i) the Release of any Contaminant on, upon or into any property and (ii) damage to real or personal property or natural resources and/or harm or injury to persons or entities alleged to have resulted from any such Release of Contaminants) arising out of or in connection with the present or past operations and facilities of Seller as conducted prior to the Closing Date; (g) all demands, assessments, judgements, costs and reasonable legal and other expenses arising from, or in connection with, any investigation, action, suit, proceeding or other Claim incident to any of the foregoing; (h) any litigation to which Seller is a party relating to the foregoing; and (i) any use of the Acquired Assets by any person while such Acquired Assets are located in

AWC's facilities or otherwise are in the possession of AWC. Notwithstanding the foregoing, Sellers shall not be obligated to indemnify Purchaser for AWC's non-performance under the Supply Agreement when such non-performance is the direct and sole result of a Force Majeure Event (as such term is defined in the Supply Agreement).

     12.3. Indemnification by Purchaser. Purchaser agrees to indemnify Sellers and each of their affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Sellers or any of their affiliates (or any combination thereof) arising out of any of the following: (a) any material breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by Purchaser pursuant to this Agreement, the Supply Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement, (b) breach of or failure by Purchaser to perform (or alleged breach of or failure by Purchaser to perform) any covenant or obligation of Purchaser set out in this Agreement, the Supply Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement, including the failure to pay, perform or discharge when due any Assumed Obligations, (c) any Losses relating to the ownership of the Acquired Assets and the conduct of the Business after the Closing Date, and (d) any Losses or liabilities incurred by Sellers due to Purchaser's breach of the Assumed Obligations.

     12.4. Indemnity Limits. (a) Indemnification claims shall be reduced, by and to the extent, that an indemnitee shall actually receive proceeds under insurance policies, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee.

     (b) Purchaser will not be entitled to indemnification pursuant to Section
12.2 and Sellers will not be entitled to indemnification pursuant to Section
12.3 with respect to any breach or misrepresentation of any representation or warranty until such time as its respective aggregate right to such indemnification exceeds $50,000 after which, Purchaser or Sellers will be entitled to such indemnification in excess of such $50,000 threshold, and provided that with regard to indemnification of Purchaser with respect to Environmental Liabilities and Costs (including those under Section 5.26), Taxes, claims relating to a breach of Section 1.5(xiv) or Section 3.18 (with respect to the payment of product liability insurance premiums thereunder) hereof and claims made under the Supply Agreement, Purchaser will be entitled to indemnification without regard to the $50,000 threshold. The amount of indemnification to which Purchaser shall be entitled pursuant to this Article XII shall first be drawn from the amount held in escrow under the Escrow Agreement and thereafter, from the capital resources of Sellers.

     (c) Purchaser shall have the right to offset indemnification amounts due it pursuant to this Agreement against payments due to Sellers pursuant to this Agreement or any Contract (other than the Supply Agreement) with or amounts due to Sellers. In addition, Sellers' Liabilities under Section 12.2 and Purchaser's liabilities under Section 12.3 shall each be limited to $2,500,000 (other than for Claims which relate in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants at the Barceloneta Landfill located in Barceloneta, Puerto Rico, Seller's compliance with the provisions of
Section 5.26 hereof, or the payment of insurance premiums under Section 3.18).

     12.5. Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article XII relating to or arising out of Claims, actions or omissions by authorities, or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "indemnitee") of notice of the commencement of any (a) tax audit or proceeding for the assessment of any Tax by any Taxing authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any Claim, liability or obligation by an authority or a third party (whether by legal process or otherwise), against which Claim, liability or obligation a party under Sections 11.2 and/or 11.3 (hereinafter the "indemnitor") that is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this Article XII, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The indemnitor shall have, in all instances the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (a) may result in Orders, injunctions or other equitable remedies in respect of the indemnitee or its business; or (b) may result in liabilities which, taken with other then existing claims under this Article XII, would not be fully indemnified hereunder. The indemnitor shall have 10 days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume defense thereof. If the indemnitor does assume such defense, it will, within such 10 days, so notify the indemnitee. If the indemnitor does not assume such defense and so notify the indemnitee, or if the indemnitor is barred from assuming such defense pursuant to this Section 12.5, then the indemnitee shall assume such defense, subject to the participation of the indemnitor, as provided in this Section 12.5, and the indemnitee's reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the indemnitor. In any case, the indemnitor and indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obliga-tion or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability, subject to this
Article XII. Prior to paying any claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor or indemnitee shall have the authority to settle or compromise any Claim for which it has assumed or conducted the defense pursuant to this Section 12.5; provided that an indemnitor shall not settle or compromise any such Claim if such settlement or compromise would result in an Order, injunction or other equitable remedy in respect of the indemnitee or its business, or would result in liabilities which, taken together with other existing claims under this Article XII, would not be fully indemnified hereunder, in each case, without the prior written consent of the indemnitee, which consent will not be unreasonably withheld. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or claim or (y) the indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or Claim pursuant to this Section 12.5, or (z) such indemnitee shall have reasonably concluded based upon the legal advice of counsel that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

     12.6. Determination of Indemnification Amount. In the event that any indemnitee believes that it is entitled to claim indemnification from an indemnitor under this Article XII, the indemnitee shall notify the indemnitor of such claim, the amount or estimated amount thereof and the basis for such claim (which will be described in reasonable detail). The indemnitor, on the one hand, and Purchaser or Sellers, as the case may be, which is not the indemnitor, on the other hand, will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within 30 days after such notice,
(a) if such indemnification claim arises out of a claim by an authority or third party of the type referred to in Section 12.5, then the amount of such indemnification claim will be determined pursuant to a final judgment or settlement or compromise pursuant to Section 12.5, or (b) if such indemnification claim does not arise out of such a third party claim, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The determination of the amount of any indemnification claim pursuant to this Section 12.6 will be final, binding and conclusive, and the indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the indemnitor, within 10 days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction to enforce such payment (the reasonable fees and expenses of such enforcement, if necessary, to be borne by the indemnitor). In addition, if the indemnitor does not pay in full the indemnification claim, within 10 days, as aforesaid, the amount of the indemnification claim, as finally determined, will be increased to include accrued interest thereon from the date payment is due until the date full payment is received equal to the "prime" rate announced from time to time by Citibank, N.A., plus 2%, until the date indemnitee receives the full indemnification amount.


                                  ARTICLE XIII

                               LICENSE AGREEMENTS


     13.1. AWC Mark. In consideration of a portion of the Purchase Price, Sellers hereby grant to Purchaser, and Purchaser hereby accepts a royalty free right, license and privilege of utilizing the AWC Mark, as currently in use on products related to the Business, in connection with the manufacture, sale, marketing, promotion, advertisement, and distribution, without limitation in any geographical scope or range, of the same products using such AWC Mark as of the date hereof for a two year period commencing on the Closing Date. During such two year period, Sellers acknowledge and agree not to license for use or permit the use of the AWC Mark for like products to or by any Person, other than by themselves and Purchaser.

     13.2. Chaston Mark. In consideration of the consummation of the transactions contemplated by this Agreement, Purchaser hereby grant to Sellers, and Sellers hereby accept a royalty free right, license and privilege of utilizing the Chaston Mark in connection with the manufacture, sale, marketing, promotion, advertisement, and distribution, without limitation in any geographical scope or range, of the same products using such Chaston Mark as of the date hereof and which are not part of the Acquired Assets for a two year period commencing on the Closing Date. During such two year period, Purchaser acknowledges and agrees not to license for use or permit the use of the Chaston Mark to or by any Person, other than by themselves and Sellers.

                                   ARTICLE XIV

                                  MISCELLANEOUS


     14.1. Expenses. Subject to Section 11.2, each party hereto shall bear its own expenses with respect to this transaction. Schedule 14.1 sets forth all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any authority, required to be paid by any party in connection with the transfer of the Acquired Assets. Sellers agrees to pay and be responsible for all of such expenses, taxes and fees.

     14.2. Amendment; Supplemental Disclosure. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto. Sellers shall have the right from time to time prior to the Closing Date to supplement the Disclosure Schedules with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule; provided, that such updated disclosure will not modify or otherwise affect the Assumed Obligations, except in accordance with this Agreement.

     14.3. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission (provided that a copy of such transmission is simultaneously deposited in the manner provided in clause (iii) below) or (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

         (A) If to Sellers, addressed as follows:

                  American White Cross, Inc.
                  15200 I-45 North
                  Houston, Texas  77090
                  Attention:  President
                  Facsimile:  (713) 443-8886

                  with a copies to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY  10005
                  Attention: Roger Andrus

                  Facsimile: (212) 269-5420

                  Creditors' Committee
                  c/o Klehr Harrison Harvey et. al.
                  222 Delaware Avenue, Suite 1101
                  Wilmington, DE  19801-1621
                  Attention:  Joanne Wills, Esq.
                  Facsimile:  (302) 426-9193

         (B) If to Purchaser, addressed as follows:

                  Megas Beauty Care, Inc.
                  c/o American Safety Razor Co.
                  Shipping Address:
                       One Razor Blade Lane
                       Verona, Virginia  24482

                  Mailing Address:
                       P.O. Box 500
                       Staunton, Virginia  24482-0500
                       Attention:  Thomas Kasvin
                       Facsimile:  (540) 248-7514

                  with a copy to:

                  The Jordan Company
                  9 West 57th Street
                  Suite 4000
                  New York, New York 10019

                  Attention  Jonathan F. Boucher
                  Facsimile:  (212) 755-5263

                  Mayer, Brown & Platt
                  1675 Broadway
                  New York, New York  10019
                  Attention:  James B. Carlson
                  Facsimile:  (212) 262-1910

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     14.4. Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Sellers made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

     14.5. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     14.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.7. Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

     14.8. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION.

     14.9. Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) Purchaser may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary,
(ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and (iii) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as otherwise expressly provided in Section 5.16 hereof, nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, stockholders, principals, attorneys, accountants or advisors of any of the parties hereto, by reason of any breach or violation of any of the provi-sions hereof or otherwise, and no party hereto shall have any right against, or be entitled to sue or seek any recovery from, any such Persons.

     14.10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     14.11. Tax Matters.

     14.11.1. Purchaser and Sellers shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, the Purchase Price allocation made pursuant to Section 2.3 hereof.

     14.11.2. Purchaser shall make available to Sellers, and Sellers shall make available to Purchaser, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Sellers or Purchaser and
(ii) such records as Sellers or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Sellers or Purchaser was included.

     14.12. Other Instruments. Upon the reasonable request of Purchaser, Sellers will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets and Assumed Obligations.

     14.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail of the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     14.14. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                         PURCHASER:

                         MEGAS BEAUTY CARE, INC.


                         By:  /s/ Jonathan F. Boucher
                              ----------------------------
                                Name: Jonathan F. Boucher
                                Title:   Vice President



                         SELLERS:

                         AMERICAN WHITE CROSS, INC.


                         By:  /s/ Scott Vertrees
                              ----------------------------
                                Name: Scott Vertrees
                                Title:  Vice Chairman



                         ACME/CHASTON PUERTO RICO, INC.


                         By:  /s/ Scott Vertrees
                              ----------------------------
                                Name:  Scott Vertrees
                                Title:    Vice President



ONLY WITH RESPECT TO
SECTION 5.16 HEREOF:


/s/ Howard Koenig
----------------------------
Name:  Howard Koenig


/s/ Scott Vertrees
----------------------------
Name:  Scott Vertrees